Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI declares 123rd consecutive dividend

PEORIA, ILLINOIS, February 8, 2007, RLI Corp. (NYSE:RLI) — RLI’s board of directors has declared a first quarter 2007 cash dividend of $0.20 per share, the same amount as the prior quarter.  The dividend, which is payable on  April 13, 2007, to shareholders of record as of March 30, 2007, will take RLI’s cumulative return to shareholders to more than $137 million over 123 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 32 years.

The company’s dividend yield would be 1.4%, based on the $0.80 indicated annual dividend and yesterday’s closing stock price of $57.35.

Over the last five years, the company’s quarterly dividend has grown by an average of 20.1% per year, and 13.6% per year over the last decade. Mergent’s Dividend Achievers ranks RLI 171st among 11,000 U.S. public companies for 10-year average dividend growth rate.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 23 office locations. The company’s talented associates have delivered underwriting profits in 26 of the last 30 years, including the last 11. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

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